EXHIBIT 12


                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                         STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
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                                                               Three Months Ended                  Nine Months Ended
                                                                  September 30,                      September 30,

                                                             2001               2000             2001             2000
                                                             ----               ----             ----             ----
                                                                         (In thousands, except ratio data)
   Earnings available to fixed charges:

         Income before income taxes                        $130,221           $199,999         $305,505         $532,088
         Fixed charges:

             Interest expense                                32,274             33,184          107,191           95,021

             Portion of rent determined to be
               interest (1)                                   9,013              8,651           26,592           25,212
             Minority interest in income of
               subsidiary trust                               6,677              6,677           20,031           20,040

             Eliminate equity in earnings of
               unconsolidated entities                       (1,673)            (1,936)          (5,401)          (6,813)
                                                           --------           --------         --------         --------
                                                           $176,512           $246,575         $453,918         $665,548
                                                           ========           ========         ========         ========
   Fixed charges:

         Interest expense                                   $32,274            $33,184         $107,191          $95,021

         Portion of rent determined to be
           interest (1)                                       9,013              8,651           26,592           25,212
         Minority interest in income of
           subsidiary trust                                   6,677              6,677           20,031           20,040
                                                           --------           --------         --------         --------
                                                            $47,964            $48,512         $153,814         $140,273
                                                           ========           ========         ========         ========

   Ratio of earnings to fixed charges                          3.68               5.08             2.95             4.74
                                                               ====               ====             ====             ====

  (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

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